IMPORTANT

Stockholders are cordially invited to attend the annual stockholders' meeting. If you will be unable to attend th4 annual meeting in person, it is important that you fill out, sign and return the enclosed proxy promptly in order to insure a proper representation at the meeting.



                        BANGOR HYDRO-ELECTRIC COMPANY
                          NOTICE OF ANNUAL MEETING
                                MAY 13, 1998



To The Stockholders:

The Annual Meeting of the stockholders of Bangor Hydro-Electric Company will be held on Wednesday, May 13, 1998 at 10:00 o'clock a.m. at the Rococo Room of the Pilot's Grill restaurant, Hammond Street, Bangor, Maine for the purpose of electing three directors to serve for three-year terms and to transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 20, 1998 as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on March 20, 1998 will be entitled to vote at said meeting.

IF YOU DO NOT PLAN TO ATTEND THE MEETING, YOU ARE URGED TO DATE, SIGN and RETURN the enclosed proxy. An addressed envelope, which requires no postage if mailed in the United States, is provided for your use.

                           By Order of the Board of Directors

                           Andrew Landry
                           Clerk


Bangor, Maine
March 17, 1998


                       BANGOR HYDRO-ELECTRIC COMPANY
                              33 STATE STREET
                            BANGOR, MAINE 04401

                              PROXY STATEMENT

                    FOR ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON MAY 13, 1998


The accompanying proxy to be mailed on or about March 31, 1998 is solicited by the Board of Directors of Bangor Hydro-Electric Company and the cost of such solicitation will be paid by the Company. The person giving the proxy has the power to revoke it at any time before it is exercised (1) by delivery to the Clerk of the Company of any written instrument which by its terms revokes the proxy, (2) by duly executed proxy subsequent in time to the original proxy, (3) by the presence of the stockholder at the Annual Meeting and the giving of notice to the Clerk of the Company of such revocation, or
(4) by giving notice in open meeting at the Annual Meeting of such revocation.

The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares of the Company's Common Stock and Preferred Stock. In addition to the use of the mail, proxies may be solicited by employees of the Company, by personal interview, by telephone or by telegraph.

        VOTING SECURITIES OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

The Company has outstanding 47,340 shares of Preferred Stock having general voting rights of one vote per share, and, as of December 31, 1997, 7,363,424 shares of Common Stock having general voting rights of one-twelfth of one vote per share. Stockholders of record at the close of business on March 20, 1998 will be entitled to vote at the Annual Meeting.

The following table sets forth as of December 31, 1997 information with respect to persons known to management to be the beneficial owners of more than 5% of any class of voting securities of the Company:

                   Name and Address of       Amount and Nature      Percent
Title of Class      Beneficial Owner      of Beneficial Ownership   of Class
-----------------------------------------------------------------------------
Preferred Stock    First Colony Life           5,192 shares           11.0%
                   Insurance Company
                   700 Main Street
                   Lynchburg, Virginia 24504

First Colony Life Insurance Company is a holder of term notes due 2008 in the amount of $6,402,941 executed by Bangor-Pacific Hydro Associates (BPHA). BPHA is a partnership that was formed in 1986 for the purpose of redeveloping and operating a hydroelectric project located within the Company's service territory. Penobscot Hydro Co., Inc., a wholly owned subsidiary of Bangor Hydro-Electric Company, is a 50% general partner of BPHA. During 1996, BPHA paid $682,085 in interest and $411,765 in principal to First Colony Life Insurance Company.

The following table sets forth as of February 28, 1998 information with respect to the beneficial ownership of equity securities by directors, nominees for the office of director and named executive officers:

Title of Class   Name of Benefiicial Owner     Beneficially Owned*
-------------------------------------------------------------------
Common          Robert S. Briggs                    5,413
Preferred       Robert S. Briggs                       22
Common          William C. Bullock, Jr.             5,400
Common          Jane J. Bush                          296
Common          David M. Carlisle                     912
Common          Alton E. Cianchette                 2,534
Common          G. Clifton Eames                      900
Common          Marion M. Kane                        200
Common          Norman A. Ledwin                      180
Common          Carroll R. Lee                      1,396
Common          Directors & Executive
                 Officers as a group (11)          18,273
Preferred       Directors & Executive Officers
                 as a group (11)                       22

* The directors and executive officers of the Company as a group own a beneficial interest in less than 1% of the Company's Common and Preferred Stock.


ELECTION OF DIRECTORS

It is intended, unless otherwise instructed in the enclosed proxy, to vote the proxies in favor of the election of the nominees named in the table on the following page as directors to hold office until the expiration of their respective terms and until their successors shall have been duly elected and qualified. The nominees are now members of the Board of Directors of the Company, each having served continuously since first elected.

If, for any reason, any of the nominees are unable to serve (which event is not now anticipated) it is intended that such proxies will be voted for the election of such other person or persons as may be designatd by a majority of the directors.

The following table sets forth the nominees and the directors whose terms continue, their ages, other positions held by them with the Company, the date when they first became a director and their business experience during the past five years:
                                          Business Experience During
  Name and                 Became              Last 5 Years and
Position (Age)             Director         and Other Directorships
---------------------------------------------------------------------------

CLASS III (NOMINEES FOR TERM EXPIRING IN 2001)

Carroll R. Lee (48)        1991        Senior Vice President and Chief Oper-
Executive Vice President               ating Officer of the Company; Direc-
and Chief Operating                    tor of Maine Yankee Atomic Power Com-
Officer and Director                   pany; Director of Maine Electric Pow-
                                       er Company, Inc.; President of the
                                       Board of Community Health and Coun-
                                       seling Service, a not-for-profit sup-
                                       plier of home and mental health care
                                       services

David M. Carlisle (59)     1989        President, Prentiss & Carlisle
Director                               Companies, a timberland management
                                       company; Trustee of Bangor Savings
                                       Bank; Director of Easter Maine
                                       Healthcare

                                       Vice President and co-owner of Coas-
Jane J. Bush (52)          1990        tal Ventures, a retailing company
Director


CLASS II (DIRECTORS WHOSE TERMS EXPIRE IN 2000)

Robert S. Briggs (54)                  Chairman of the Board; President &
Chairman of the Board, President       Chief Executive Officer of the Com-
& Chief Executive Officer              pany; Trustee of Eastern Maine
                                       Medical Center

William C. Bullock, Jr. (61)           Chairman of the Board and Director
Director                               of Merrill Merchants Bank; Director
                                       of Eastern Maine Healthcare

G. Clifton Eames (70)                  Chairman of the Board of Trustees of
Director                               Bangor Savings Bank; Chairman of the
                                       Board of Directors of N.H. Bragg &
                                       Sons, a distributor of automotive and
                                       industrial supplies; Director of
                                       Eastern Maine Healthcare

CLASS I (DIRECTORS WHOSE TERMS EXPIRE IN 1999)

Alton E. Cianchette (67)               Chairman of the Board of Cianbro
Director                               Corporation, a construction company

Marion M. Kane (53)                    President of Maine Community Founda-
Director                               tion, a not-for-profit charitable
                                       foundation that manages a pool of
                                       individual charitable funds

Norman A. Ledwin (56)                  President and Chief Executive Officer
Director                               and a Director of Eastern Maine
                                       Healthcare, a healthcare organization
                                       made up of not-for-profit and for-
                                       profit entities (including Eastern
                                       Maine Medical Center, a not-for-
                                       profit regional acute care hospital
                                       facility

In 1997, the Board of Directors met on fourteen occasions. The Board of Directors has three standing committees: an Audit Committee, an Investment Committee and a Compensation Committee. The Audit Committee, consisting of Mrs. Bush (Chair), Mr. Carlisle, Mr. Cianchette and Ms. Kane reviews with the internal auditor and the independent public accountants the scope and results of their audit and other services to the Company, reviews the adequacy of the Company's internal accounting controls and reports to the Board as necessary. The Audit Committee met twice in 1997. The Compensation Committee, consisting of Mr. Eames (Chair), Mr. Bullock and Mr. Ledwin, reviews the Company's executive compensation and compensation policies in general, and makes recommendations to the full Board of Directors. The Compensation Committee met twice in 1997. The Investment Committee, consisting of Mr. Bullock (Chair), Mr. Carlisle, Mr. Briggs and other non-director members of management, oversees the investments of the Company's pension funds. The Investment Committee met twice in 1997. The Board does not have a nominating or similar committee. Committee appointments will be reviewed after the Annual Meeting. Directors who are not employees of the Company appoint from their own number the members of the Audit Committee and the Compensation Committee. Other committee assignments are made by the Chairman of the Board.


               EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows, for the fiscal years ending December 31, 1997, 1996 and 1995, the cash compensation paid by the Company to the Chief Executive Officer and to the only other executive officer whose total salary and bonus during 1996 exceeded $100,000:

            SUMMARY COMPENSATION TABLE - ANNUAL COMPENSATION

Name and Principal Position          Year      Salary       Bonus
------------------------------------------------------------------------

Robert S. Briggs                     1997      $189,894     $0,000*
Chairman of the Board, President     1996      $175,895     $0,000
and Chief Executive Officer          1995      $176,601     $0,000

Carroll R. Lee                       1997      $143,476     $2,549*
Executive Vice President and         1996      $125,422     $0,000
Chief Operating Officer              1995      $125,072     $0,000

* See the Compensation Committee Report below regarding the status of 1997 incentive compensation for the officers.

Neither of the above named executive officers received "Other Annual Compensation" that meets the threshold reporting requirements nor did they receive any "Long-Term Compensation" or "Other Compensation".

The executive officers participate in a defined benefit pension plan that is also applicable to all non-union employees. The following table sets forth estimated annual benefit amounts payable upon retirement to persons in specified compensation and benefit service classifications assuming their retirement at the normal retirement age (65) in 1998.

                          Years of Benefit Service
---------------------------------------------------------------------------
Average
Annual
Compensation       5      10       15       20 25       30

$50,000        $ 4,377  $8,755   $13,132   $17,510  $21,887   $26,265
 75,000          6,877  13,755    20,632    27,510   34,387    41,265
100,000         9,377   18,755   28,132    37,510   46,877     56,265
150,000        14,377   28,755   43,132    57,510   71,887     86,265
200,000        14,711   29,421   44,132    58,843   73,554     88,264

Compensation covered by the plan is total basic compensation exclusive of overtime, bonuses, and other extra, contingent or supplemental compensation, and is cash compensation plus compensation deferred pursuant to the Company's
Section 401(k) Plan. It is essentially the same as the amount shown as "Salary" in the Summary Compensation Table above. The annual retirement benefit is the greater of the following:

a.  The benefit accrued as of December 31, 1988 under a prior plan formula.
b. 2.0% "average annual compensation" minus 0.4% of "covered compensation", times years of "benefit service".

The benefit may not be larger than limits set forth in IRC Section 415.

"Average annual compensation" is computed using the 36 consecutive months yielding the highest average, and "benefit service" generally means years of employment after age 21 and one year of service, up to a maximum of 30 years. "Covered compensation" is the average (without indexing) of the Social Security Taxable Wage Bases for the 35 calendar years ending with the year an individual attains Social Security Normal Retirement Age. It is assumed that the taxable wage base in effect at the beginning of the plan calculation year will remain the same for all future years. The benefit amount is payable in a life annuity form in full upon retirement at age 62 and in proportionately reduced amounts upon termination down to age 55. The benefit service of the persons named in the Summary Compensation Table above (rounded to the nearest year) is: Mr. Briggs 18 years and Mr. Lee 24 years.

In 1994, the Company amended its pension plans to provide an incentive for early retirement. For those employees who were members of a pension plan on February 1, 1994, six years were added to that member's age and benefit service. For each full month of employment following February 28, 1994, the additional age and benefit service will be reduced by one month. If Mr. Briggs or Mr. Lee were to retire before the additional age and benefit service provided by the early retirement program is fully reduced, they would receive enhanced benefits from the program.

In addition to the foregoing, Mr. Briggs and Mr. Lee are parties to Supplemental Retirement Agreements with the Company under which additional retirement benefits are to be paid. The amount of the additional benefits payable upon retirement at age 62 shall be 20% of the officer's final annual salary per year for a period of fifteen years. These supplemental benefits are not funded, although the Company maintains insurance policies on the lives of Mr. Briggs and Mr. Lee that would reimburse the Company for the cost of the benefits upon the death of the covered officer.

Mr. Briggs and Mr. Lee are parties to agreements under which in the event 1) of a change of control of the Company as defined in the agreements and 2) the covered party leaves the employment of the Company within one year after the change of control, he would be entitled to receive a pay-ment equal to two years' salary (three years' salary if he is not eligible for early retirement under the defined benefit pension plan at the time) based upon his average salary over the past five years. He would also be entitled to receive the Company's standard health, life insurance and disability benefits for a period of two years.

The executive officers also participate in a long-term disability income plan which is applicable to all employees. Under the plan, after 90 days of disability, employees are entitled to receive 66 2/3% of their basic monthly earnings up to a maximum monthly benefit of $5,000.

Directors who are not employees of the Company are paid a fee of $500 per meeting for attendance at regular or special meetings of the Board, and $500 per meeting for attendance at committee meetings (unless the committee meeting is held the same day as another meeting for which a full meeting fee is paid, in which case the fee is $250). The directors are also paid an annual retainer of $6,000. Directors who are employees of the Company receive no fee for their services as directors.

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1997, the Compensation Committee of the Company's Board of Directors consisted of Mr. Eames, Mr. Bullock and Mr. Ledwin.

During 1997, Mr. Briggs, the Chairman of the Company's Board of Directors and its President and Chief Executive Officer, serve as a Trustee of Eastern Maine Medical Center, a hospital facility located in Bangor, Maine. Mr. Ledwin, who serves on the Board's Compensation Committee, is President, Chief Executive Officer and a Director of Eastern Maine Healthcare, the organization that owns and operates Eastern Maine Medical Center.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company manages its compensation programs in a manner intended to attract, retain and motivate its people. Historically, salaries, including executive salaries, have been intended to be established at competitive levels, with progress within competitive ranges dependent upon qualifications, experience and individual performance. In considering salary adjustments for the chief executive officer, the Committee's recommendation to the Board is based upon the Committee's qualitative judgment with respect to the chief executive officer's performance in attending to the Company's strategic priorities, and the Company's financial results as measured against reasonable expectations.

The Company has been evolving toward a system that relies on base salaries that are competitive, but that, especially at executive and senior management levels, depend increasingly on incentive awards for the achievement of predetermined performance criteria in order to earn compensation at higher levels within the applicable competitive range. However, the Company's financial condition in recent periods and the nature of the issues that management has had to address in order to restore the Company's financial health have made it impractical to establish meaningful executive incentive plans and more comprehensive compensation packages, and inappropriate to devote scarce resources toward doing so. As the Company recovers its financial health, the Committee intends to return its attention to this subject.

The challenges facing the Company in recent times have arisen from factors beyond the ability of current management to control and, in the view of the Committee and the Board, the executive officers of the Company have performed exceptionally well in meeting those challenges. The Company has had to maintain the competitiveness of the compensation for management and employees at other levels in order to retain talented people in critical functions. The Committee and the Board believe that this concern should apply to the executive officers as well, despite the willingness of the current executive officers to forego increases in their compensation. At the beginning of 1997, the Committee and the Board approved Mr. Lee's promotion to his current position, and adjusted the salaries of Mr. Lee and Mr. Briggs to their current levels. The last previous salary adjustment for these officers was in early 1993. Even at these levels, the Committee is of the view that the compensation of these executives is at the low end of the appropriate competitive range, and the Committee intends to review these salaries again during 1998.

Since 1991, the Company has maintained an annual incentive bonus program applicable to all employees including executive officers. Payments under this program have been contingent upon the attainment of predetermined targets in some or all of these areas: financial results, service reliability, customer satisfaction, cost control, employee satisfaction, and workplace safety. For 1995 and 1996, payments to management personnel were conditioned upon threshold financial returns which were not achieved. Therefore, there were no bonus payments to management in those years. For 1997, the plan included objective targets for all employees in the areas of cost control, customer satisfaction, and workplace safety. In addition, as in prior years, there was an employee satisfaction target for all management people. For the senior management group (including the executive officers), who oversee the four separate internal business units, additional objective targets were established with respect to certain activities of those units. The potential bonus opportunity ranged from 4% of wages and salaries genrally, to 8% of salaries for senior management. These targets were partially achieved in 1997, resulting in a payout of approximately 2% of wages and salaries generally, and approximately 1.8% of senior management salaries. The Committee and the Board do not consider it appropriate to retain the general discretion to withhold payment of such bonuses given the objective, measurable nature of the predetermined targets. However, any payment to the chief executive officer is subject to specific Board approval. Accordingly, the amount calculated as earned by Mr. Lee pursuant to this program was paid, as appears in the Summary Compensation Table. As discussed further below, no amount has been paid to Mr. Briggs.

In attempting to advance the goal discussed above of having a greater portion of executive compensation be derived from incentive compensation, in early 1997 the Committee recommended, and the Board approved, a discretionary bonus plan for the four executive officers, including Mr. Briggs and Mr. Lee. These individuals could earn up to an additional 8% of salary based upon Committee (or full Board, in the case of Mr. Briggs) review of the progress with respect to enumerated priorities established at the beginning of the year. The performance review of the executive officers other than Mr. Briggs and Mr. Lee resulted in partial payment under this program. The Committee's review of the performance of Mr. Briggs and Mr. Lee also indicates that some level of award would be justified, but these officers are of the view that the Board should exercise its discretion to forego any such award given the Company's financial performance in 1997 and given the broad, general accountability these officers have for overall Company performance. The Committee is considering alternatives to address this matter, but no final determination has been made as to whether, when or under what additional conditions an award to these officers under this 1997 program might be made.

                                  COMPENSATION COMMITTEE
                                  G. Clifton Eames, Chair
                                  William C. Bullock, Jr.
                                  Norman A. Ledwin


                      INDEPENDENT PUBLIC ACCOUNTANTS

Coopers & Lybrand, One Post Office Square, Boston, Massachusetts 02109, were the indepen-dent public accountants for the Company for the 1997 fiscal year and have been selected for the 1998 fiscal year. The Company expects that representatives of Coopers & Lybrand will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

                             VOTING PROCEDURES

Under the Company's Certificate of Organization, as amended, the Board of Directors shall consist of not less than nine nor more than fifteen persons, the exact number to be fixed from time to time by the Board of Directors. The Certificate of Organization also requires that the directors be divided into three classes with staggered three-year terms and that the classes be nearly as equal in number as may be. At a meeting on March 23, 1994, the Board of Directors fixed the number of Directors at nine and divided them into three classes with three Directors in each class. The terms of the three Directors in Class III will expire at the time of the Annual Meeting. Under Maine law, those three candidates who receive the greatest number of votes cast at the meeting, even if they do not receive a majority of th votes cast, shall be deemed elected. Consequently, as long as votes are cast for at least three candidates, abstentions and broker non-votes will have no effect on the outcome of the election of Directors.

                             PERFORMANCE GRAPH

As shown in the line graph on the following page, for a period beginning December 31, 1992 through December 31, 1997, a comparison is made of the cumulative total returns for the Company, the Russell 2000 Index (a comparative broad market index) and the Edison Electric Institute (EEI) Index of 100 investor-owned electric utilities (a comparative peer group index). The Russell 2000 index is an index composed of the smallest 2000 companies in a universe of the 3000 largest domestic publicly traded companies in terms of market capitalization.


                       Bangor Hydro-Electric Company
              Comparison of Five-Year Cumulative Total Return
           The Company, the Russell 2000 Index and the EEI Index

[graph submitted to SEC via FORM-SE]


                               OTHER MATTERS

The management has no knowledge of any other matter to come before or to be acted upon at the meeting. If, however, any other matter properly comes before the meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.

               STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

Any proposals of stockholders of the Company intended to be presented at the 1999 Annual Meeting must be received by the Company on or before December 2, 1998 for inclusion in the proxy statement and form of proxy relating to that meeting.


                           By Order of the Board of Directors,


                           Andrew Landry
                           Clerk

Bangor, Maine
March 17, 1998



BANGOR HYDRO-ELECTRIC COMPANY
P.O. BOX 1599
BANGOR, ME  04402-1599


THIS IS YOUR PROXY.
YOUR VOTE IS IMPORTANT

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy (attached below) in the enclosed envelope. Thank you for your attention to this important matter.


  ---
 | X | Please mark vote as in example.
  ---


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC DIRECTIONS BELOW. IF THE PROXY IS SIGNED AND RETURNED WITHOUT SUCH DIRECTIONS, IT WILL BE VOTED FOR ALL NOMINEES.


1.  Election of Directors

Nominees:  Jane J. Bush, David M. Carlisle, Carroll R. Lee


   FOR     ---     WITHHELD     ---    2.  In their discretion, the proxies
   ALL    |   |    FROM ALL    |   |       are authorized to vote upon such
 NOMINEES |   |    NOMINEES    |   |       other business as may properly
           ---                  ---        come before the meeting.


  ---
 |   |
 |   |
  --- --------------------------------------
      FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

                                               ---    MARK HERE
                                              |   |  FOR ADDRESS
                                              |   |   CHANGE AND
                                               ---   NOTE AT LEFT


Please sign exactly as name appears hereon. Executors, Administrators, Trustees, etc. should so indicate when signing. Joint owners should each sign.


Signature:                            Date:
             -----------------------        ----------
Signature:                            Date:
             -----------------------        ----------